Exhibit 99.1

FOR IMMEDIATE RELEASE

BoltBetz Partners with Terrible’s / JETT Gaming to Usher in a New Era of Cashless Convenience in Neighborhood Casinos

Las Vegas, Aug. 28, 2025 /PRNewswire/ -- BoltBetz, an innovation leader in gaming payments technology, proudly announces the signing of its first major client, Terrible’s / JETT Gaming, one of Nevada’s most recognized operators of neighborhood gaming venues. This partnership marks a milestone for BoltBetz as it continues to transform the gaming industry with its fully integrated, secure, and seamless cashless platform.

Through this agreement, Terrible’s Gaming will deploy BoltBetz’s cashless gaming technology to their patrons, across its diverse portfolio of gaming experiences, spanning thousands of gaming machines statewide.

Innovation Meets Local Gaming

By adopting BoltBetz, Terrible’s Gaming brings its patrons a new level of convenience, security, and engagement while maintaining its reputation as a trusted neighborhood brand. The integration of Konami Gaming’s SYNKROS® system, along with the FDIC-insured banking capabilities of GBank and the patented technology of BankCard Services, ensures players benefit from the latest in both gaming and financial innovation.

Executive Commentary

“Our family has been committed to making gaming convenient and accessible for Nevadans for approximately 40 years,” said Tim Herbst, President of JETT Gaming & Terrible Herbst Inc. “That legacy is built on always putting the customer first—whether in our neighborhood casinos, convenience stores, or grocery locations. Partnering with BoltBetz allows us to carry that tradition forward, combining our history of trusted service with cutting-edge technology that enhances the customer experience in every way.”

Todd Nigro, CEO of BoltBetz, added: “We are thrilled to welcome Terrible’s as our first major client. Their strong heritage in Nevada gaming makes them the perfect partner to showcase how BoltBetz can transform gaming operations—from casinos to community-based gaming locations—with unmatched security, efficiency, and player engagement.”

About Terrible’s Gaming (JETT Gaming)

Terrible’s Gaming operates a wide range of gaming experiences across Nevada, including neighborhood casinos, slot machines in convenience and gas station locations, and gaming lounges inside grocery stores such as Albertson’s, Vons, and Safeway. With decades of service to Nevadans, Terrible’s has built a reputation for customer-focused experiences and a legacy of convenience, continually evolving to meet the needs of its players and communities.

About BoltBetz

Founded by gaming industry veterans Todd Nigro and Bryan Lindsey, BoltBetz is a technology leader delivering the first fully integrated cashless gaming platform. Embedded with Konami Gaming’s SYNKROS® casino management system, the BoltBetz platform provides real-time analytics, advanced loyalty marketing, and operational tools that empower operators to elevate the player experience. Through its strategic alliance with BankCard Services and GBank, BoltBetz ensures FDIC-insured, regulatorily compliant player accounts with seamless fund transfers, withdrawals, and deposits.

BoltBetz is committed to advancing the gaming industry by delivering secure, scalable, and data-driven solutions that adapt to casinos, neighborhood gaming venues, and future online integrations.

For more information, visit www.BoltBetz.com.